Exhibit 99.1

Stellar Acquisition III, Inc. Announces Consummation of Business
Combination with Phunware, Inc. and Related Financing

NEW YORK, December 27, 2018 -- Stellar Acquisition III, Inc. (“Stellar” and, together with the Successor (as defined below), “Phunware”)) (NASDAQ: STLR) announced today that on December 26, 2018 it consummated its business combination with Phunware, Inc. (“Opco”) and related transactions, as contemplated by the Agreement and Plan of Merger, dated as of February 27, 2018 (as amended, the “Merger Agreement”) by and among Stellar, STLR Merger Subsidiary Inc., a Delaware corporation and a wholly-owned subsidiary of Stellar, and Opco, which was approved by Stellar’s stockholders at a meeting on December 21, 2018. In connection with the consummation of the business combination transaction, Stellar was redomesticated from a Republic of Marshall Islands company to a corporation incorporated in Delaware (the “Successor”) and Stellar’s name as the Successor was changed to “Phunware, Inc.” and Opco’s name was changed to Phunware Opco, Inc. Each share of Stellar outstanding prior to the business combination has become one share of common stock of the Successor and each warrant of Stellar outstanding prior to the business combination has become one warrant of the Successor. Stellar’s Units will no longer trade, but will be separated into their separate components, and become common stock and warrants of the Successor. The Successor common stock and warrants will trade on Nasdaq under the symbols “PHUN” and “PHUNW,” respectively.

Phunware’s Chief Executive Officer is Alan Knitowski, and its Chief Financial Officer is Matt Aune. Randall Crowder has been named the Chief Operating Officer of Phunware. The members of the Board of Directors of Phunware, who were elected by the shareholders of Stellar on November 30, 2018 subject to the consummation of the business combination, are Alan Knitowski, Prokopios (Akis) Tsirigakis, George Syllantavos, Randall Crowder, Lori Tauber Marcus, Kathy Mayor and Keith Cowan. The headquarters of Phunware will be located in Austin, Texas.

“After nearly a decade as a private company, we are thrilled to transition to the public markets and be able to introduce Phunware and PhunCoin to a much broader audience. We know that Phunware’s mobile platform and data solutions, along with PhunCoin, which we designed to introduce a new model of rewarding individuals for sharing their data, will disrupt and transform the brand and consumer relationship with transparency and authenticity. We welcome the opportunity to spend the next year educating brands and Wall Street about the unique value we provide companies” said Alan S. Knitowski, co-founder and CEO of Phunware.

“I’m pleased to be part of a very exciting company at the forefront of innovation in its sector and a vision supported primarily by a great team and solid technology” said the Akis Tsirigakis, co-CEO of Stellar.

“We are excited to have closed the merger with Phunware and becoming part of the Phunware team. At Board level we are committed to contributing our efforts towards the enhancement of shareholder value through the realization of the team’s vision for Phunware and Phuncoin” George Syllantavos, co-CEO of Stellar added.

In connection with the business combination, Phunware obtained $6 million in convertible Series A preferred stock (the “Preferred Stock”) financing in a private placement from an institutional investor. The Preferred Stock is required to be redeemed by Phunware after the closing at 104% of stated value, with $3 million in stated value of the Preferred Stock redeemed on the 30 day anniversary of the closing, $2.5 million in stated value of the Preferred Stock redeemed on the 60 day anniversary of the closing and the remaining $0.5 million in stated value of the Preferred Stock redeemed on the 90 day anniversary of the closing. Phunware agreed to restrict its use of $5.5 million of the financing proceeds without the consent of the holders of a majority of the then outstanding Preferred Stock.

In connection with the consummation of the business combination, Opco waived the minimum cash condition contained in the Merger Agreement, and each of Stellar’s sponsors and other officers, directors and insiders who held founder shares signed a lock-up for 180 days after the closing to replace any existing lock-up arrangements.

A.G.P./Alliance Global Partners acted as the sole placement agent for the Preferred Stock financing and financial advisor to Stellar. Maxim Group LLC and Graceworth Ltd. acted as financial advisors to Stellar in connection with the business combination transaction, Exit Strategy Partners, LLC acted as special advisor to Stellar in connection with the transactions. Ellenoff Grossman & Schole LLP acted as counsel to Stellar. Wilson Sonsini Goodrich & Rosati, P.C. acted as counsel to Opco.

About Phunware

Phunware, through Opco and its subsidiaries, is a provider of Multiscreen-as-a-Service (“Maas”) and Data-as-a-Service (“DaaS”), fully-integrated enterprise software platform for mobile that provide companies the products, solutions, data and services necessary to engage, manage and monetize their mobile application audiences globally at scale. Phunware solutions include its Cloud-Based Mobile Software Development Kits (SDKs) comprised of location-based services, mobile engagement, content management, messaging, advertising and analytics; its Mobile Application Framework of pre-integrated iOS and Android software modules for building in-house or channel-based mobile application solutions; its Cloud-Based Vertical Solutions of pre-integrated iOS and Android mobile application portfolios for Healthcare, Retail, Media, Real Estate & Hospitality, Sports, Aviation and others; and its Knowledge Graph and Data which allows for real-time mobile audience targeting, reach, engagement and monetization for 1:1 insights and interactions globally at scale.

Contact:

Phunware, Inc.
7800 Shoal Creek Boulevard, Suite 230-S
Austin, TX 78757
Attn: Alan S. Knitowski
Email: aknitowski@phunware.com